EXHIBIT 99.1

For more information, please contact:
    Bill Davis, Perficient, Inc., (314) 529-3555

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PERFICIENT ACQUIRES BIOPHARM SYSTEMS

SAINT LOUIS (April 1, 2014) – Perficient, Inc. (NASDAQ: PRFT) ("Perficient"), a leading information technology consulting firm serving Global 2000 and other large enterprise customers throughout North America, today announced it has acquired BioPharm Systems, Inc. ("BioPharm Systems"), a $15 million annual services revenue business and information technology consulting firm focused on the life sciences industry.

Perficient's annualized revenues are now approaching $450 million, and the transaction is expected to be accretive to adjusted earnings per share immediately.

"We're excited to add to our industry capabilities with the acquisition of a reputable and growing life sciences consulting firm," said Jeffrey Davis, Perficient's chief executive officer and president. "With the addition of BioPharm Systems, Perficient has strengthened our ability to create even more powerful management and IT consulting solutions for our healthcare and life sciences customers. Furthermore, BioPharm Systems brings impressive bill rates and margins, important intellectual property assets and a proven track record of growth, profitability and client satisfaction."

"BioPharm Systems' outstanding reputation and expertise within the life sciences industry further positions Perficient as a leading solution provider for healthcare and life sciences enterprises across North America," said David Hastoglis, Perficient vice president of industry verticals. "Their comprehensive information management solutions and deep business consulting expertise enable companies to improve the productivity, safety and effectiveness of their clinical trials."

The acquisition of BioPharm Systems:

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Expands Perficient's industry vertical expertise with the addition of a dedicated life sciences vertical, deepening Perficient's current clinical trial management, clinical data management and safety and pharmacovigilance solutions;

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Strengthens Perficient's overall Oracle partnership and capabilities by bringing extensive experience in the implementation, integration, migration, and hosting of Oracle's Health Sciences applications;

•	Adds more than 50 consulting, technology, sales and support professionals; and

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Adds client relationships with leading life sciences enterprise customers including Bayer, Covidien, CR Bard, Halozyme Therapeutics, Ikaria, Johnson & Johnson, Medtronic, Pfizer, St. Jude Medical, Stryker, and Sunovion, among others.

BioPharm Systems President and Chief Executive Officer Alex Sefanov joins Perficient in a key leadership role.

"Perficient is well known for its consulting expertise across many technology platforms and many industries," said Sefanov. "We're thrilled to join the Perficient team, combining our life sciences industry knowledge and experience to deliver high-value solutions to healthcare and life sciences organizations."

The closing consideration paid in the transaction is approximately $17.6 million and includes approximately $11.4 million in cash and approximately $6.2 million worth of Perficient common stock (based on the average closing price of Perficient's common stock on the NASDAQ Global Select Market for the 30 trading days immediately preceding the acquisition close per the terms of the acquisition agreements).  This amount is subject to change based on net working capital adjustments determined in the months following the closing date.

 Randy Grigg, managing partner of Ridgecrest Advisors, advised Perficient on the transaction in his capacity as a registered investment banking agent of M&A Securities Group, Inc.

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About Perficient
 Perficient is a leading information technology consulting firm serving Global 2000 and enterprise customers throughout North America. Perficient's professionals serve clients from a network of offices across North America and three offshore locations, in Eastern Europe, India, and China. Perficient helps clients use Internet-based technologies to improve productivity and competitiveness, strengthen relationships with customers, suppliers and partners, and reduce information technology costs. Perficient, traded on the Nasdaq Global Select Market, is a member of the Russell 2000® index and the S&P SmallCap 600 index. Perficient is an award-winning "Premier Level" IBM business partner, a Microsoft National Systems Integrator and Gold Certified Partner, an Oracle Platinum Partner, a Gold Salesforce.com Cloud Alliance Partner, a TeamTIBCO partner, and an EMC Select Services Team Partner. For more information, please visit www.perficient.com.

About BioPharm Systems
BioPharm Systems is a global IT consulting and managed services provider that focuses on the life sciences industry. BioPharm Systems has extensive experience in the implementation, integration, migration, upgrade, and hosting of clinical trial management, drug safety and pharmacovigilance, clinical data management, electronic data capture, and healthcare systems. Founded in 1995 and headquartered in California, BioPharm Systems has offices in the United States and the United Kingdom.

Safe Harbor Statement
 Some of the statements contained in this news release that are not purely historical statements discuss future expectations or state other forward-looking information related to financial results and business outlook for 2014.  Those statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The "forward-looking" information is based on management's current intent, belief, expectations, estimates, and projections regarding our company and our industry.  You should be aware that those statements only reflect our predictions.  Actual events or results may differ substantially.  Important factors that could cause our actual results to be materially different from the forward-looking statements include (but are not limited to) those disclosed under the heading "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2013 and the following:

(1) the possibility that our actual results do not meet the projections and guidance contained in this news release;
(2) the impact of the general economy and economic uncertainty on our business;
 (3) risks associated with the operation of our business generally, including:

1.	client demand for our services and solutions;
2.	maintaining a balance of our supply of skills and resources with client demand;
3.	effectively competing in a highly competitive market;
4.	protecting our clients' and our data and information;
5.	risks from international operations;
6.	obtaining favorable pricing to reflect services provided;
7.	adapting to changes in technologies and offerings; and
8.	risk of loss of one or more significant software vendors;
(4) legal liabilities, including intellectual property protection and infringement;
(5) risks associated with managing growth through acquisitions and organically; and
 (6) the risks detailed from time to time with our filings with the Securities and Exchange Commission.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.  This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The forward-looking statements in this release are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.